EXHIBIT 99.1

CNET Networks Reports First Quarter 2007 Financial Results

Company Posts First Quarter Revenue of $92.1 Million

Monthly Unique Users Increase 23 Percent

SAN FRANCISCO—April 26, 2007—CNET Networks, Inc. (Nasdaq:CNET) today reported results for the first quarter ended March 31, 2007.

“CNET Networks’ first quarter results demonstrate our unique ability to build, grow, and monetize media brands that serve millions of people across multiple areas of passion,” said Neil Ashe, chief executive officer of CNET Networks. “We operate some of the most influential brands in the world, and are focused on realizing their potential, while at the same identifying new opportunities for growth.”

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Total revenues for the first quarter were $92.1 million, a 10 percent increase compared to revenues of $83.7 million for the same period of 2006. Excluding revenue generated by businesses closed in late 2006, total revenue would have increased 15 percent in the first quarter of 2007.

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Operating income totaled a loss of $8.5 million during the first quarter of 2007 compared to an operating loss of $2.3 million in the year ago quarter. Reported operating loss also reflects $4.4 million in costs related to the Company’s recently concluded restatement and stock option investigation and related ongoing matters.

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Operating income before depreciation, amortization, and stock compensation expense was $7.3 million for the first quarter of 2007 compared to $10.0 million in the year ago quarter. Excluding stock option investigation costs of $4.4 million, operating income before depreciation, amortization, and stock compensation expense was $11.8 million, an 18 percent increase compared to $10.0 million during the first quarter of 2006.

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The profit margin of operating income before depreciation, amortization, and stock compensation expense was 8 percent as compared to 12 percent in the first quarter of 2006. Excluding stock option investigation costs, the profit margin of operating income before depreciation, amortization, and stock compensation expense was 13 percent compared to 12 percent in the year ago quarter.

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Net cash provided by operating activities for the first quarter of 2007 was $11.0 million, down from $29.2 million for the first quarter of 2006. Free cash flow for the first quarter of 2007 was $3.8 million. Free cash flow is defined as cash flow from operating activities less net capital expenditures.

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On a reported basis, net loss for the first quarter of 2007 was $9.1 million, or $0.06 per diluted share. This compares with net loss of $1.3 million, or a loss of $0.01 per diluted share during the first quarter of 2006. Reported net loss for the first quarter of 2007 was negatively impacted by $4.4 million in stock option investigation costs.

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Excluding stock compensation expense, stock option investigation costs, realized gains on investments and loss from discontinued operations, adjusted net income for the first quarter of 2007 was $474,000, or breakeven on a diluted share basis, compared to $3.0 million, or $0.02 per diluted share, during the same period of 2006.

A reconciliation of the non-GAAP measures used in this release to the most comparable GAAP measure and further information regarding the Company’s stock compensation expense, discontinued operations and unusual gains are included in the accompanying “Operating Loss Reconciliation” and “Reconciliation of Loss from Unusual Items.”

Business Review

“2007 is a transition year for CNET Networks,” said Ashe. “We are strategically well-positioned and making the changes necessary to thrive in the evolving media landscape.”

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CNET Networks’ global network of Internet properties reached an average of 144 million unique monthly users during the first quarter of 2006, an increase of 23 percent from the first quarter of 2006. Average daily page views were over 81 million during the first quarter, down 18 percent from the year-ago quarter.

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CNET Networks recently announced findings from a proprietary research study designed to demystify influence, social networks, and communication. Results provide new insights about today’s brokers of influence and information – who they are, what motivates them, and how they share information and advice with others. Building on the Company’s foundation of industry – leading research, this study provides a greater understanding of the role these influencers play in shaping opinions and consideration. CNET Networks is using these insights to create better opportunities for its marketing partners to connect and activate these influential audiences.

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During the first quarter, CNET Networks continued to realize the potential of its existing brands with partnerships that further extended brand reach and visibility, as well as added new features that further allowed its properties to continue to super-serve their passionate audiences.

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TV.com (www.tv.com) took part in the launch of the CBS Interactive Audience Network, along with other leading interactive companies. As part of the program, TV.com will create an interactive environment for CBS’s hit show, CSI, that lets TV.com’s 19 million users deepen their bonds with the show and connect with other fans. Millions of people visit TV.com each week to discuss CSI and this partnership feeds the TV.com audience’s desire for more CSI content and a richer interactive experience.

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CNET (www.cnet.com) had another impressive showing at the annual 2007 International Consumer Electronics Show. As the authoritative voice of the show, CNET produced over 300 product reviews and over 80 video packages, contributing to a 30 percent increase in product review pages from the 2006 show and more than 2 million streams. In addition, CNET editors were once again sought out by national and international media, including CNN, CNBC, NBC Nightly News, National Public Radio, and the BBC, to provide their expert, unbiased opinion on the latest technology news, products, and trends.

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GameSpot (www.gamespot.com) continued to be the premier destination for gamers, delivering access to content and information about the most anticipated games and exclusive coverage of key industry events. GameSpot was selected as the exclusive North American partner for the multi-phased Lord of the Rings Online Beta, distributing more than 100,000 beta keys to gamers looking for exclusive sneak peaks and game-related content directly from the developer. GameSpot also provided extensive coverage of the Game Developers Conference (GDC) in March, including exclusive coverage of the Sony keynote and the GDC Awards, plus hundreds of game reviews, news and preview articles, and videos that drove nearly one million streams.

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Internationally, we continue to have success with the introduction of CNET Networks’ leading U.S. brands to international markets. GameSpot, which has launched in the UK, Japan, Australia and China, and CNET which has launched in Australia, France, and the

UK, are showing positive trends in their local markets.

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CNET Networks continued to identify new opportunities for growth, launching BNET (www.bnet.com), the latest addition to its business portfolio. Launched in March, the completely new BNET delivers practical insight and straightforward tools that address the challenges business managers face every day. BNET now hosts the web’s largest non-IT business resource directory. The site gives marketers another outlet to reach business professionals who are passionate about keeping informed, building knowledge, and sharing insights to master their lives at work. New charter sponsors include Sprint, Verizon, Research in Motion, Dell, Adobe, and Dow Chemical.

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During the first quarter, CNET Networks continued to expand its customer base, adding more general consumer advertisers to the network. Advertiser renewal rates remained strong, with 96 percent of CNET Networks’ top 100 customers renewing during the quarter. General consumer advertisers during the quarter included Procter & Gamble, Daimler Chrysler, and Wrigley. By combining its broad reach as one of the world’s largest Internet properties, its engagement with influential audiences around their areas of passion, and the high level of service and attention it gives consumers, CNET Networks is well positioned to gain further share of general consumer dollars in 2007 and beyond.

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CNET Networks’ leading brands continued to gain recognition from outside sources for its leadership and expertise. Avenue A | Razorfish, a leading advertising agency, recognized CNET as “Publisher of the Year” in the Technology Category. The distinction is given to publishers who have the best combination of audience, service, performance and creativity, and is part of Avenue A | Razorfish’s 2007 Digital Outlook Report. CNET TV also received two winner and two finalist awards in the Television News category by the Aegis Video & Film Production Awards, the industry’s premier competition for peer recognition of outstanding video productions and non-network TV commercials.

Business Outlook

For the second quarter of 2007, management anticipates total revenues of $97 million to $102 million. Including approximately $5.5 million in non-cash stock compensation expense, management estimates an operating income in the range of a loss of $3.0 million to income of $1.0 million for the second quarter. Management expects operating income before depreciation, amortization, and stock compensation expense of between $13 million and $17 million for the quarter. Including stock compensation expense of approximately $0.04 per diluted share, earnings per share is expected to be in the range of a loss of $0.03 to breakeven in the second quarter.

For 2007, management estimates total annual revenues to be in the range of $425 million to $445 million. Including $23 million in stock compensation expense, management estimates operating income between $23 million and $38 million. Management expects operating income before depreciation, amortization and stock compensation expense to be between $90 million and $105 million. Including stock compensation expense of approximately $0.15 per diluted share and tax benefit of approximately $1.23 per share related to the potential release of a portion of the company’s deferred tax valuation allowance in the fourth quarter of 2007, earnings per share is expected to be in the range of $1.37 to $1.47 for the year.

Operating income guidance for the second quarter and full-year 2007 does not consider ongoing fees associated with the Company’s stock option investigation.

More detailed guidance, as well as a table that reconciles operating income (loss) before depreciation, amortization, and stock compensation expense guidance to operating income (loss) guidance can be found on the “Guidance to the Investment Community” sheet that accompanies this press release.

Conference Call and Webcast

CNET Networks will host a conference call to discuss its first quarter financial results and business outlook beginning at 5:00 pm ET (2:00 pm PT), today, April 26, 2007. To listen to the discussion, please visit http://ir.cnetnetworks.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076). A replay of the conference call will be available via webcast at the URL listed above or by calling (800) 642-1687 (international dial-in: (706) 645-9291) and entering the conference ID number 4227514. The Company’s past financial news releases, related financial and operating information, and access to all Securities and Exchange Commission filings, can also be accessed at http://ir.cnetnetworks.com.

Safe Harbor

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements regarding CNET Network’s expectations with respect to continued listing on The Nasdaq Global Market and statements under the sections entitled “Business Outlook” and “Guidance to the Investment Community” which set forth our estimated financial performance for the second quarter and full year of 2007, and statements regarding our growth prospects and expectations regarding the future success of our products and services. In addition, management expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially. The forward-looking statements in this release and on the conference call are identified by the words “expect,” “estimate,” “target,” “believe,” “goal,” “anticipate,” “intend” and similar expressions or are otherwise identified in the context in which they are made as being forward-looking. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet; dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses; an increase in the competitiveness of the market for qualified employees or changes in our stock price or volatility, both of which could increase our estimated stock compensation expenses for 2007; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate, which would cause us to not meet our financial projections; the failure to attract advertisers outside of our traditional technology and consumer electronics categories, which would cause us to not meet our financial projections; a continued decline in revenues from our print publications as advertising dollars shift to other media; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense, and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; the risk of future impairment of our intangible assets, goodwill or investments based on a decline in our business or investments; and general risks associated with our business. For additional discussion regarding the risks related to CNET Networks’ business, see its Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

About CNET Networks, Inc.

CNET Networks, Inc. (Nasdaq: CNET – www.cnetnetworks.com) is an interactive media company that builds brands for people and the things they are passionate about, such as gaming, music, entertainment, technology, business, food, and parenting. The Company’s leading brands include CNET, GameSpot, TV.com, MP3.com, Webshots, CHOW, UrbanBaby, ZDNet, BNET, and TechRepublic. Founded in 1992, CNET Networks has a strong presence in the US, Asia, and Europe.

(1) CNET Networks Internal Log Data, January 2007 to March 2007.

Investor Relations Contact:	Media Contact:
Cammeron McLaughlin (415) 344-2844	Sarah Cain (415) 344-2218
cammeron.mclaughlin@cnet.com	sarah.cain@cnet.com

Consolidated Statements of Operations

Unaudited

(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Revenues	$92,097	$83,650

Operating expenses:
Cost of revenues (1)	43,482	41,419
Sales and marketing (1)	25,926	22,963
General and administrative (1)	16,080	14,029
Stock option investigation and related matters	4,429	—
Depreciation	7,489	4,822
Amortization of intangible assets	3,220	2,739

Total operating expenses	100,626	85,972

Operating loss	(8,529)	(2,322)

Non-operating income (expense):
Realized gains on investments	—	500
Interest income	638	1,152
Interest expense	(1,346)	(659)
Other, net	301	140

Total non-operating income (expense)	(407)	1,133

Loss from continuing operations before income taxes	(8,936)	(1,189)
Income tax expense	182	76

Loss from continuing operations	(9,118)	(1,265)
Loss from discontinued operations	—	(37)

Net loss	$(9,118)	$(1,302)

Basic and diluted net loss per share	$(0.06)	$(0.01)

Shares used in calculating basic and diluted net loss per share	150,386	148,733

(1) Includes stock compensation expense, which was allocated as follows:
Cost of revenues	$1,765	$1,964
Sales and marketing	843	896
General and administrative	2,555	1,896

	$5,163	$4,756

Consolidated Balance Sheets

Unaudited

(in thousands)

	March 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$45,282	$31,327
Investments in marketable debt securities	24,881	30,372
Accounts receivable, net	76,190	89,265
Other current assets	12,740	10,512

Total current assets	159,093	161,476

Investments in marketable debt securities	2,500	13,915
Restricted cash	2,216	2,200
Property and equipment, net	75,719	72,625
Other assets	15,685	15,554
Intangible assets, net	35,981	34,978
Goodwill	140,888	133,059

Total assets	$432,082	$433,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,831	$10,055
Accrued liabilities	51,989	80,335
Revolving credit facility	60,000	60,000
Current portion of long-term debt	11,521	13,850

Total current liabilities	131,341	164,240
Commitments and contingencies
Non-current liabilities:
Long-term debt	5,483	4,498
Other liabilities	4,325	726

Total liabilities	141,149	169,464

Stockholders’ equity:
Common stock; 400,000 shares authorized; 152,546 outstanding at March 31, 2007 and 151,315 outstanding at December 31, 2006	15	15
Additional paid-in-capital	2,892,237	2,857,238
Accumulated other comprehensive loss	(10,909)	(11,357)
Treasury stock, at cost; 1,510 shares outstanding at March 31, 2007 and December 31, 2006	(30,453)	(30,453)
Cumulative effect on retained earnings due to change in accounting principle	261	—
Accumulated deficit	(2,560,218)	(2,551,100)

Total stockholders’ equity	290,933	264,343

Total liabilities and stockholders’ equity	$432,082	$433,807

Statements of Cash Flows

Unaudited

(in thousands)

	Three Months ended March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(9,118)	$(1,302)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,709	7,561
Noncash stock compensation expense	5,163	4,756
Asset disposals	—	52
Noncash interest expense	(59)	(126)
Provision for doubtful accounts	363	837
Gain on sale of business, net	—	(778)
Gains on sales of privately held investments	—	(500)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	13,611	19,727
Other assets	(2,992)	3,211
Accounts payable	(2,573)	(217)
Accrued liabilities	(3,298)	(4,010)
Other liabilities	(770)	(33)

Net cash provided by operating activities	11,036	29,178

Cash flows from investing activities:
Purchase of marketable debt securities	(6,372)	(18,043)
Proceeds from sales of marketable debt securities	24,161	10,070
Proceeds from sales of investments in privately held companies	—	2,562
Investments in privately held companies	—	(31)
Purchases of other intangible assets	(181)	—
Cash paid for acquisitions, net of cash acquired	(14,108)	(840)
Sale of leasehold improvements	2,349	—
Purchases of property and equipment	(9,540)	(8,711)

Net cash used in investing activities	(3,691)	(14,993)

Cash flows from financing activities:
Net proceeds from issuance of stock	6,454	4,293

Net cash provided by financing activities	6,454	4,293

Net increase in cash and cash equivalents	13,799	18,478
Effect of exchange rate changes on cash and cash equivalents	156	(215)
Cash and cash equivalents at the beginning of the period	31,327	55,895

Cash and cash equivalents at the end of the period	$45,282	$74,158

Quarterly Statistical Highlights

Unaudited

	Q1-07	Q4-06	Q3-06	Q2-06	Q1-06
Total Quarterly Revenue ($mm)	$92.1	$118.0	$93.3	$92.4	$83.7

Revenue Distribution (%) (a)
Marketing Services	87%	89%	86%	86%	85%
Licensing, Fees and User	13%	11%	14%	14%	15%

Segment Revenue ($mm)
U.S. Media	$74.2	$93.5	$73.5	$72.8	$67.8
International Media	17.9	24.5	19.8	19.6	15.9

Advertiser Metrics
CNET Networks Top 100 US Advertisers’ Renewal Rate (Q-to-Q)	96%	96%	96%	100%	96%
CNET Networks Top 100 US Advertisers’ % of Network Revenue	57%	57%	54%	55%	53%

Select Business Metrics
Network Unique Users (mm)	143.7	135.8	124.5	116.2	116.8
Network Average Daily Page Views (mm)	81.2	84.8	86.3	92.8	98.7

Balance Sheet Highlights ($mm)
Cash	$45.3	$31.3	$78.7	$79.0	$74.2
Marketable Debt Securities	27.4	44.3	60.9	62.0	62.1

Total Cash and Investments	$72.7	$75.6	$139.6	$141.0	$136.3

Days Sales Outstanding (DSO)	74	69	73	67	70

Total Debt	$77.0	$78.3	$143.3	$143.3	$141.7

(a)	Marketing Services - sales of advertisements on our Internet network through impression-based and activity-based advertising, and sales of advertisements in our print publications.

Licensing, Fees and User - licensing our product database, online content, subscriptions to online services, subscription and newsstand sales of print publications, and other paid services.

Business Segments

CNET Networks’ primary areas of measurement and decision-making include two principal business segments, U.S. Media and International Media. U.S. Media consists of an online media network focused on topics that people are highly interested in such as technology, entertainment, community and business. International Media includes media properties under several of the same brands as our sites in the United States with additional brands represented in markets such as China and the United Kingdom and several print publications in China. Management believes that segment operating income (loss) before depreciation, amortization, stock investigation and related matters and stock compensation expenses is an appropriate measure of evaluating the operating performance of the company’s segments. However, segment operating income (loss) before depreciation, amortization, stock investigation and related matters and stock compensation expense should not be considered a substitute for operating income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles.

(Unaudited)
(in thousands)

	U.S. Media	International Media	Other (1)	Total

Three Months Ended March 31, 2007
Revenues	$74,233	$17,864	$—	$92,097
Operating expenses	59,981	20,344	20,301	100,626

Operating loss	$14,252	$(2,480)	$(20,301)	$(8,529)

Three Months Ended March 31, 2006
Revenues	$67,763	$15,887	$—	$83,650
Operating expenses	56,519	17,137	12,316	85,972

Operating loss	$11,244	$(1,250)	$(12,316)	$(2,322)

(1)	For the three months ended March 31, 2007, Other includes operating expenses related to depreciation of $7.5 million, amortization of $3.2 million, expenses of $4.4 million related to our stock option investigation and related matters and non-cash stock compensation expense of $5.2 million. For the three months ended March 31, 2006, Other includes operating expenses related to depreciation of $4.8 million, amortization of $2.7 million and non-cash stock compensation expense of $4.8 million.

Guidance to the Investment Community

$ in millions, except per share Actual	Q1-07 Actual	Q2-07 estimate Low - High	FY 2007 estimate Low - High
Total Revenues	$92.1	$97.0 - $102.0	$425.0 - $445.0

Operating income before depreciation, amortization, stock option investigation and related matters and stock compensation expense	$11.8	$13.0 - $17.0	$90.0 - $105.0

Depreciation expense	$7.5	$7.5	$32.0

Amortization expense	$3.2	$3.0	$12.0

Stock compensation expense	$5.2	$5.5	$23.0

Stock option investigation and related matters	$4.4	—	—

Operating income (loss)	$(8.5)	$(3.0) - $1.0	$23.0 - $38.0

Interest income (expense), net	$(0.7)	$(0.5)	$(2.0)

Other income (expense) , net	$0.3	—	$0.3

Tax (expense) benefit	$(0.2)	$(0.5)	$188.0

GAAP EPS (including stock compensation expense)	$(0.06)	$(0.03) - $0.00	$1.37 - $1.47

Note: Operating income guidance for the second quarter and full year 2007 does not consider ongoing fees related to the stock option investigation and related matters.

Note: Earnings per share guidance for the full year 2007 reflects the non-cash financial statement impact of the likely release of a portion of the deferred tax asset related valuation allowance in the fourth quarter of 2007. As a result, CNET Networks expects to report a tax benefit of approximately $190 million in the fourth quarter of 2007. 2007 earnings guidance excluding the tax benefit would be in the range of $0.13 to $0.23 per share.

Operating Loss Reconciliation

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2007	2006
Operating loss	$(8,529)	$(2,322)
Stock compensation expense	5,163	4,756
Depreciation	7,489	4,822
Amortization of intangible assets	3,220	2,739

Operating income before depreciation, amortization and stock compensation expense	7,343	9,995

Stock option investigation and related matters	4,429	—

Operating income before depreciation, amortization, stock compensation expense and stock option investigation and related matters	$11,772	$9,995

We believe that “operating income before depreciation, amortization and stock compensation expense” is useful to management and investors as a supplement to our GAAP (generally accepted accounting principles in the United States) financial measures for evaluating the ability of the business to generate cash from operations. Depreciation and amortization are non-cash items and included within them are amounts related to past transactions and expenditures that are not necessarily reflective of the current cash or capital requirements of the business. Excluding non-cash stock compensation expense allows management to make financial and operational decisions and evaluate the business based on recurring operating results.

Management refers to “operating income before depreciation, amortization, stock compensation expense and stock option investigation and related matters” in making operating decisions and for planning and compensation purposes. A limitation associated with this measure is that is does not reflect the costs of certain capitalized tangible and intangible assets used in generating revenue and the cash costs associated with our stock option investigation and related matters. Management compensates for these limitations by relying primarily on our GAAP financial measures, such as capital expenditures and operating income (loss), and using “operating income before depreciation, amortization, stock compensation expense and stock option investigation and related matters” only on a supplemental basis. Although depreciation and amortization are non-cash charges, the capitalized assets being depreciated and amortized will often have to be replaced in the future, and “operating income before depreciation and amortization” does not reflect any cash requirements for such replacements. This measure also does not take into account interest expense, or the cash requirements necessary to service interest or principle payments on our debt. Nor does the measure reflect changes in, or cash requirements for, our working capital needs. “Operating income before depreciation, amortization, stock compensation expense and stock option investigation and related matters” should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with GAAP.

Net Loss Reconciliation

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,

	2007	2006
Net loss	$(9,118)	$(1,302)

Stock compensation expense (1)	5,163	4,756
Stock option investigation and related matters (2)	4,429	—
Realized gain on investments (3)	—	(500)
Loss from discontinued operations (4)	—	37

Effect on earnings from stock compensation, stock option investigation and related matters, gains on investments and discontinued operations	9,592	4,293

Net income excluding stock compensation, stock option investigation and related matters, gains on investments and discontinued operations	$474	$2,991

Diluted net income per share excluding stock compensation expense, stock option investigation and related matters, gain on investments and discontinued operations	$0.00	$0.02

Shares used in calculating diluted net income per share	152,192	155,598

(1)	During the three months ended March 31, 2007 and 2006, the Company recorded $5.2 million and $4.8 million of stock compensation expense, respectively.
(2)	During the three months ended March 31, 2007, $4.4 million of charges related to our stock option investigation and related matters were incurred.
(3)	The Company recognized gains of $0.5 million on sales of privately held investments during the three months ended March 31, 2006.
(4)	The Company recognized a loss from discontinued operations for the quarter ended March 31, 2006.

The Company believes that the information presented above is useful to investors because these items are infrequent in nature and may affect the comparability of the current quarter results to other quarter results. For additional discussion of the uses and limitations of this information, see “Operating Loss Reconciliation”.

Free Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended March 31,

	2007	2006
Cash flows from operating activities	$11,036	$29,178

Capital expenditures (1)	(7,191)	(8,711)

Free cash flow	$3,845	$20,467

Stock option investigation and related matters	4,429	—

Free cash flow excluding stock option investigation and related matters	$8,274	$20,467

(1)	Capital expenditures for the three months ended March 31, 2007 are net of $2,349 in cash proceeds under a sale-leaseback transaction related to certain leasehold improvements made during the period.

Free Cash Flow is defined as net cash provided by operating activities less net capital expenditures. The Company believes that free cash flow provides useful information about the amount of cash generated by the business after the purchase of property and equipment. A limitation of free cash flow is that is does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with US GAAP.